10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Short Intermediate Bond Fund
CarrAmerica Realty Corp

   1/8/02
Cost:

   $3,226,405

%of Offering Purchase

   0.713%
Broker:
J.P. Morgan Securities Inc.
Underwriting Synicate Members:
J.P. Morgan Securities Inc.
Banc of America Secs LLC
Lehman Brothers
Salomon Smith Barney Inc.
Wachovia Securities